Exhibit 10.30

EMBARK TRUCKS, INC.
424 TOWNSEND STREET
SAN FRANCISCO, CA 94107

February 24, 2021

Elaine Chao

Dear Elaine:

As we discussed, subject to the approval of the Board of Directors (the “Board”) of Embark Trucks, Inc. (the “Company”), we would be pleased to have you serve as a member of our Board and any applicable committees thereof. We appreciate your willingness to serve the Company in this position, and we look forward to your valuable contributions.

As soon as reasonably practicable following the effectiveness of your election as a member of the Board, the Board will grant you an option to purchase 450,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board when the Option is granted. The Option will be subject to the terms and conditions applicable to such Common Stock options granted under the Company’s 2016 Stock Plan (the “Plan”), as described in the Plan and the applicable, standard Company Stock Option Agreement.

You will vest in the Option shares in equal monthly installments over the first 48 months of continuous service, as described in the applicable Stock Option Agreement. In the event your service with the Company is terminated as a result of you accepting a presidentially-appointed, senate-confirmed government position, your vested shares shall be determined by adding and accelerating an additional 12 months to your actual service provided.

For your service as a Board member, the Company will also pay you an annual cash retainer of
$125,000, payable quarterly. In addition, we will reimburse you for (1) reasonable fees and out- of-pocket expenses incurred in connection with the review and negotiation of this letter agreement, not to exceed $10,000; and (2) reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies.

We plan to have at least one scheduled Board meeting during each fiscal quarter. As a Board member, you are responsible for attending all scheduled meetings. You will have the option to attend board meetings remotely by video conference or telephone, with the exception of those in person meetings, annually determined by the Company’s management. As a Board Member, you are expected to remain available and advise the Company’s management on key business decisions as requested.

You agree to serve as a member of the Company’s compensation, audit and nominating and corporate governance committees if and when such committees are formed, and you agree to attend all meetings of such committees.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information (“Confidential Information Obligations”). Your Confidential Information Obligations will expire five (5) years after the date that you shall have ceased to serve as a director of the Company.

The Company will also enter into its standard director indemnification agreement with you. In addition, you will receive indemnification as a director of the Company to the maximum extent generally extended to directors of the Company as set forth in the Company’s Bylaws, Certificate of Incorporation, and any other corporate organizational documents, and any director and officer insurance the Company may have and maintains from time to time.

Elaine Chao
February 24, 2021

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advisory or other consulting services (including, for the avoidance of doubt, any board member service) to any Competitor of the Company without the Company’s prior approval, which shall not be unreasonably withheld. A “Competitor” means (i) a company whose primary business is the development of autonomous, self-driving semi-truck technology or (ii) a company that sells products that directly compete with the Company’s products, as determined at such time. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

This letter agreement supersedes and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

I am excited that you will be joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions please do not hesitate to call me.

Very truly yours,

Embark Trucks, Inc.

/s/ Alex Rodrigues
By: Alex Rodrigues
Title: Chief Executive Officer

I have read and accept this offer

/s/ Elaine Chao
Signature of Elaine Chao
Dated: 2-24-21